Exhibit 99.1

PLAYBOY ENTERPRISES, INC. ANNOUNCES RECEIPT OF
“GOING PRIVATE” PROPOSAL AT $5.50 PER SHARE

FOR IMMEDIATE RELEASE	Investor and Media Contact:
Martha Lindeman 312-373-2430

CHICAGO (July 12, 2010) – Playboy Enterprises, Inc. (“PEI”) (NYSE: PLA, PLAA) today announced that its board of directors has received a proposal from Hugh M. Hefner (“Hefner”) to acquire all of the outstanding shares of Class A and Class B common stock of PEI not currently owned by Hefner for $5.50 per share in cash.  Hefner owns 69.5% of PEI’s Class A common stock and 27.7% of PEI’s Class B common stock.  According to the proposal letter, Hefner has had discussions with Rizvi Traverse Management LLC (“Rizvi Traverse”), with whom Hefner expresses an intention to partner in connection with the transaction.  The proposal letter also states that Rizvi Traverse informed Hefner that it had contacted major lenders regarding potential financing and that Rizvi Traverse is highly confident ample financial resources will be available to complete the transaction.  The proposal letter states that Hefner and Rizvi Traverse contemplate that the definitive agreements would not contain a financing contingency.  In the proposal letter, Hefner advises the board of directors that out of Hefner’s concerns for, amongst other matters, the PEI brand, the editorial direction of the magazine and PEI’s legacy, Hefner is not interested in any sale or merger of PEI, selling Hefner’s shares to any third party or entering into discussions with any other financial sponsor for a transaction of the nature proposed in the letter.

The board of directors cautions PEI’s shareholders and others considering trading in its securities that it has only received the proposal and that no decisions have been made by the board of directors with respect to PEI’s response to the proposal.  There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated.  If the proposal moves forward, PEI’s board of directors will form a special committee of independent directors to consider the proposal.  The committee would retain independent financial advisors and legal counsel to assist it in its work.

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About PEI

Playboy is one of the most recognized and popular consumer brands in the world.  PEI is a media and lifestyle company that markets the brand through a wide range of media properties and licensing initiatives.  PEI publishes Playboy magazine in the United States and abroad and creates content for distribution via television networks, websites, mobile platforms and radio.  Through licensing agreements, the Playboy brand appears on a wide range of consumer products in more than 150 countries as well as retail stores and entertainment venues.

Forward Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations about future events.  These statements are not guarantees of future events and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual events may differ materially from what is expressed in such forward-looking statements due to numerous factors.  These include the uncertainties set forth in this press release regarding whether an acquisition of PEI will be consummated upon the terms proposed by Hefner, or at all. Further information and risks regarding factors that could affect our business, operations, financial results or financial positions are discussed from time to time in PEI’s Securities and Exchange Commission filings and reports.  We want to caution you not to place undue reliance on any forward-looking statements.  We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.